EXHIBIT 5.1

Fasken Martineau DuMoulin LLP
Barristers and Solicitors
Patent and Trade-mark Agents

Suite 2100
1075 Georgia Street West
Vancouver, British Columbia, Canada V6E 3G2

604 631 3131  Telephone
604 631 3232  Facsimile
www.fasken.com

July 14, 2003
File No.:  ELD00078

Eldorado Gold Corporation
Suite 920 — 1055 West Hastings StreetVancouver, British Columbia V6E 2E9

Dear Sirs/Mesdames:

Re:	Eldorado Gold Corporation (the "Company") - Common Shares Reserved for Issuance Pursuant to Options Governed by the Company's Officers and Directors Incentive Stock Option Plan dated as of April 30, 2003

We have acted as counsel to Eldorado Gold Corporation (the “Company”), a corporation incorporated under the Canada Business Corporations Act (“CBCA”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-8 (the “Registration Statement”) of an aggregate of 6,770,000 Common shares of the Company, without par value (the “Option Shares”), which are reserved for issuance pursuant to options granted or to be granted under or otherwise governed by Eldorado Gold Corporation’s Officers and Directors Stock Option Plan (the “Plan”). Of the 7,000,000 options governed by the Plan, 2,750,000 options granted were transferred from the Company’s Amended Incentive Stock Option Plan and 230,000 options have since been exercised. This opinion is being delivered at your request.

We have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents, including certificates and other documents of public officials and officers of the Company, and have made such other examinations, searches and investigations as we have considered necessary, as the basis for the opinions hereinafter expressed. As to the various questions of fact relevant to this opinion, we have relied upon representations in certificates or other documents of or made by an officer or officers of the Company or of other companies or public official as the case may be.

For the purposes of our opinion, we have also assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as photostatic, certified or facsimile copies (including commercial reproductions or documents obtained from the System for Electronic Document Analysis and Retrieval of the securities regulatory authorities in Canada), the authenticity and completeness of the originals of photostatic or facsimile copies and that all documents submitted to us as copies, certified or facsimile copies conform to authentic and complete original documents and that all facts set forth in official public records and certificates

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and other documents supplied by public officials or otherwise conveyed to us are complete and accurate.

In addition, we have assumed the legal capacity for all purposes relevant hereto of all natural persons signing any documents and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are legal, valid, binding and enforceable obligations of such parties.

The opinion herein is based on and limited to the laws of the Province of British Columbia and the laws of Canada applicable therein and is limited to the CBCA. This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof on any matter set forth herein.

Based on and subject to the foregoing, as of the date hereof, we are of the opinion that any Option Shares that may be issued pursuant to the Plan have been duly authorized by the Company, and that the Option Shares when issued in accordance with the terms of the options granted under or otherwise governed by the Plan and upon receipt by the Company of full payment therefor, will be issued as fully paid and non-assessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

The foregoing opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose, nor quoted from or referred to in any other document and copies may not be delivered to, any other person without our prior written consent.

Yours truly,

/s/ FASKEN MARTINEAU DuMOULIN LLP